Contact: Lindsay Kahn, Public Relations Manager of GGP 312-960-2616 lindsay.kahn@ggp.com
For Immediate Release

General Growth Properties Announces Corporate Name Change to GGP
New Branding Reflects GGP’s Primary Focus as a Retail Real Estate Company

Chicago, IL. (January 17, 2017) – Effective Jan. 27, 2017, General Growth Properties, Inc., will officially change its name to GGP Inc. (GGP).

Founded in 1954, the company was a real estate developer of grocery anchor strip centers. Acquiring its first shopping center two years later, GGP would evolve into one of the preeminent developers of regional shopping centers that would define the retail landscape in the United States.

“GGP is in the retail real estate business. The United States has 8 billion square feet of retail real estate, with approximately 1.3 billion square feet considered high quality. We control eight percent, approximately 100 million square feet, of the best retail real estate in the country,” explained Sandeep Mathrani, CEO of GGP. “In addition to traditional retailers, our regional shopping centers incorporate supermarkets and lifestyle stores as well as dining and entertainment venues. Retailers are channel agnostic and seek the best retail real estate.”

As a leading real estate investment trust (REIT), GGP currently owns and operates 126 retail properties in 40 states. With a focus on creating an optimal customer experience, GGP owns and operates best-in-class retail properties that provide an outstanding environment for its communities, retailers, employees and shareholders.

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About GGP
GGP is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping high-quality retail properties throughout the United States. GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.